                                                                       EXHIBIT 5

                    AGREEMENT AND CONSENT TO REDEEM SERIES A
                         PREFERRED STOCK AND DEBENTURES

     THIS NOTICE OF REDEMPTION, CONSENT AND AMENDMENT AGREEMENT (this "Agreement") dated as of December 31, 1998, is by and between VITAFORT INTERNATIONAL CORPORATION, a Delaware corporation (the "Company"), and each of Sovereign Partners Limited Partnership ("Sovereign") and Dominion Capital Fund, Ltd. ("Dominion"). Sovereign and Dominion are sometimes collectively referred to herein as the Purchasers.

     WHEREAS, the Company and the Purchasers entered into certain Subscription Agreements and Sovereign received an assignment from FT Trading whereby Sovereign currently owns 1,086 shares of the Company's Series A Preferred Stock, par value $.10 per share (the "Series A Preferred Stock") and Dominion currently owns 500 shares of the Series A Preferred Stock.

     WHEREAS, the Company and Dominion entered into a certain Subscription Agreement whereby Dominion currently owns a 6% Convertible Debenture (the "Debenture") in the amount of $548,352 together with accrued interest and liquidated damages.

     WHEREAS, the Purchasers acknowledge that the Company intends to redeem the entire Debenture and all shares of the Series A Preferred Stock held by Sovereign and Dominion, for the total redemption price of $2,300,000 (the "Redemption"). Sovereign and Dominion shall receive Swiss Securities (as that term is defined in the Common Stock Purchase Agreement of even date herewith) with a combined current market value totaling in the aggregate a market value of at least $ 2,300,000 US, instead of $2,300,000 US in cash.

     WHEREAS, the Company and the Purchasers have agreed to amend any documents as necessary to effect the Redemption.

     NOW, THEREFORE, in consideration of the above premises and the mutual promises contained herein, each of the parties hereto agrees as follows:

     (1) Prohibition on Conversions. The Purchasers agree that they will not convert any additional shares of the Series A Preferred Stock after January 15, 1999, or prior to the close of business on January 8, 1999, (the "Redemption Period"), and that any Notices of Conversion sent by the Purchasers or received by the Company representing a conversion during that period, except for conversion notices outstanding as of December 31, 1998, shall be considered null and void.

     (2) Notice of Intent to Redeem. The Company hereby notifies the Purchasers of its intent to redeem the outstanding shares of the

          Series A Preferred Stock, in whole or in part, at any time from the date hereof until January 15, 1999. The Company will effect the Redemption by having delivered to Purchaser's accounts at Dresdner Bank in Switzerland that amount of Swiss Securities necessary for the Redemption. When the necessary amount of Swiss Securities have been received into the Purchasers' accounts at Dresdner Bank (the "Redemption Date"), interest shall cease to accrue on those Shares being redeemed and the Purchaser shall have no further rights as to those Shares and Debentures that have been redeemed. The Purchasers hereby agree that this Agreement shall satisfy the notice of redemption provisions contained in the Subscription Agreements and the Certificate of Designation, and that no further action or notice period on the part of the Company is required to effect the Redemption except for the delivery of the necessary amount of Swiss Securities to the Escrow Agent; provided, however, that if the Company does not consummate the Redemption during the Redemption Period, the Company shall not be considered in breach of the Subscription Agreements or Certificate of Designation and those agreements shall remain in full force and effect upon the expiration of the Redemption Period.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

     Sovereign Partners Limited Partnership    Dominion Capital Fund, Ltd.


     By:   /s/ Stephen Hicks                   By:   /s/ Nina Ray
        ------------------------------------      ------------------------------
     Name:     Stephen Hicks                   Name:     Nina Ray
          ----------------------------------        ----------------------------
     Its:                                      Its:  Inter Carribean Services
                                                   -----------------------------
                                                       (Bahamas) Ltd.
                                                   -----------------------------

     VITAFORT INTERNATIONAL CORPORATION


     By:           /s/ Mark Beychok
        ------------------------------------
        Mark Beychok its CEO duly authorized